EXHBIT 10.44

TKK-CDTi Addendum Agreement

This Addendum is hereby made and entered into this 13 day of March, 2015, by and between:

Tanaka Holdings Co., Ltd (formerly Tanaka Holdings Kabushiki Kaisha (K.K.)) and Tanaka Kikinzoku Kogyo K. K. (collectively, “TKK”),

and

TC Catalyst, Inc. (“TCC”)

and

Catalytic Solutions, Inc. (together with its affiliates, “CDTi”)

Reference is made to the parties’ Purchase and Sale Agreement dated December 22, 2008, as amended (the “First Purchase and Sale Agreement”), Second Purchase and Sale Agreement dated December 18, 2009 (the “Second Purchase and Sale Agreement”) and New Shareholders Agreement (the “New Shareholders Agreement”) dated December 18, 2009 (collectively, the “Agreements”).

WHEREAS, the parties have a long-standing relationship surrounding emission control catalysts for vehicles, including, for example, two- and four-wheeled vehicles, automobiles, vans, mini-vans, sport utility vehicles, buses, trucks, delivery vans and marine vehicles;

WHEREAS, the parties intend to continue technical and commercial collaboration in an effort to take advantage of commercial opportunities in Asian countries listed in the Agreements, and;

WHEREAS, the parties have consequently agreed to explore constructive ways to work together in relation to said countries:

NOW, THEREFORE, the parties agree to amend the Agreements as follows to clarify the business opportunities that TKK and TCC will allow CDTi to pursue related to the existing Agreements (as amended by and subject to the terms and conditions of this Addendum).

CDTi can sell, market or otherwise commercialize any technology and products in the Territory, subject to the following terms and conditions and the terms and conditions of the Agreements to the extent they are not amended by this Addendum:

Definitions:

1.    The definition of “Territory” for purposes of the Agreements is supplemented and amended with the following:

“With respect to products used in vehicles, the product shall be deemed to be sold in the Territory only if the ultimate user of the vehicle which contains the product purchases the vehicle in the Territory. Sales of such products deemed to be sold outside of the Territory under this principle shall be permitted without royalty.”

2.    The following definitions are added:

“Coated Substrate” shall mean a product comprised of a Raw Substrate, platinum group metals (PGM), and a coating developed and applied by or for and on behalf of CDTi.

“Coating Fee” shall mean the fee CDTi charges customers for the coating portion of a Coated Substrate.

“Intermediate Materials” shall mean enabling catalytic materials in powder or liquid form as established by CDTi.

“New Technology” shall mean technology developed by CDTi after it sold to TKK the Prior Technology which, for the avoidance of doubt, shall include any technology developed by CDTi after the relevant Development Period specified in the applicable Agreement and shall exclude any Prior Technology.

“Prior Technology” shall mean HDU Technology (as defined in the First Purchase and Sale Agreement) and Purchased Technology (as defined in the Second Purchase and Sale Agreement), including any improvements thereof that CDTi sold to TKK pursuant to the Agreements and subject to the relevant Development Period specified in the applicable Agreement.

“Raw Substrate” shall mean an uncoated substrate purchased by CDTi.

“Samples” shall mean limited quantities of Coated Substrates or proprietary Intermediate Materials sold for the purpose of customer testing, evaluation, and approval.

“Service Parts” means limited quantities of Coated Substrates sold during an extended time period after mass production ends for a specific vehicle model year program, as notified in writing by CDTi to TKK.

3.    Royalty.

a)

CDTi shall pay a royalty to TKK, which shall be equal to 4.0%, for the following sales inside the Territory (i) Coated Substrates utilizing Prior Technology and (ii) Coated Substrates or CDTi revenue from sales of proprietary Intermediate Materials (such revenue amounts shall be determined by excluding PGM, if any) that utilize both New Technology and Prior Technology. With respect to Coated Substrates, the royalty amount shall be calculated solely based upon the Coating Fee portion of such Coated Substrates. Payment shall be made quarterly in USD. All amounts payable under this Addendum are payable within 30 days of the end of each calendar quarter.  If CDTi fails to pay any sum on the due date for payment, TKK may charge interest at the rate of 14 per cent per annum on the sum from the due date for payment until the date on which the obligation of CDTi to pay the sum is discharged.

b)

The Parties agree that CDTi may commercialize New Technology by selling Coated Substrates, by selling CDTi proprietary Intermediate Materials, or by licensing the New Technology to third parties, provided, however, that CDTi shall pay a royalty to TKK on Coated Substrates or CDTi proprietary Intermediate Materials sold inside the Territory utilizing New Technology, which shall be equal to

3.0% of the Coating Fee, 3.0% of all CDTi revenue from sales of proprietary Intermediate Materials (such revenue amounts shall be determined by excluding PGM, if any), or 3.0% of any licensing fee revenue CDTi receives from third parties within the Territory for New Technology related to catalysts for HDU or LVA (as defined in the New Shareholders Agreement)  including, but not limited to, one-time or ongoing royalty revenue received by CDTi for the transfer, licensing or sales of such New Technology related to catalysts for HDU or LVA (as defined in the New Shareholders Agreement) to any parties within the Territory. The royalty amount on New Technology shall be calculated on the Coating Fee portion of the Coated Substrates, on revenue from sales of CDTi proprietary Intermediate Materials or on license fee revenue CDTi receives, as applicable, in each case as described above. Payment shall be made quarterly in USD. All amounts payable under this Addendum are payable within 30 days of the end of each calendar quarter.  If CDTi fails to pay any sum on the due date for payment, TKK may charge interest at the rate of 14 per cent per annum on the sum from the due date for payment until the date on which the obligation of CDTi to pay the sum is discharged.

c)

Except as required by law, all payments by CDTi under this Addendum shall be made free of, and without any deduction or withholding for or on account of, any present and future taxes, levies, deductions or withholdings (“Taxes”) imposed, assessed, levied or collected by any country or taxing authority thereof or therein.  Whenever any Taxes are paid or withheld by CDTi, as promptly as possible thereafter, CDTi shall send TKK a certified copy of any official receipt received by CDTi showing payment thereof and/or the appropriate Tax deduction certificate.  CDTi will render all reasonable assistance to TKK to enable TKK to recover withheld Taxes from the relevant tax authority or get the benefit of the relevant Tax credit.

d)

Samples and Service Parts shall not be subject to any royalty.

e)

The maximum aggregate amount on all royalties paid by CDTi to TKK hereunder shall be US $16,603,148.

f)

After this maximum amount has been reached, CDTi shall be allowed to commercialize any technology, including Prior Technology or New Technology, within or outside the Territory without royalty.

g)

CDTi shall retain customer verification letters or other records mutually acceptable to both CDTi and TKK of sales subject to the royalty and, upon request, provide such records to TKK attached to a cover sheet mutually acceptable to both CDTi and TKK which contains information pertaining to applicable customers, volumes, revenue portions and types, and royalty percentages.  TKK shall also have the right to inspect such records on a monthly or other basis mutually acceptable to CDTi and TKK.

h)

CDTi shall keep complete and accurate books and records of all manufacturing and sales in sufficient detail to permit an independent certified public accountant or accounting firm engaged by TKK, subject to CDTi’s approval which will not unreasonably be withheld (the “Independent Auditor”), to confirm the accuracy of CDTi’s royalty payment calculations.  Should TKK and CDTi fail to agree on the Independent Auditor, the parties agree to submit the matter to an expert appointed by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.

For the avoidance of doubt, such Independent Auditor shall have no material interests in either of the parties or any of their respective affiliate companies.  CDTi shall provide all necessary information and documents to the Independent Auditor in relation to the manufacture and sale of products at the reasonable request of the Independent Auditor, including, but not limited to, arrangements to confirm with CDTi’s client company, to the extent CDTi has access to such information and CDTi would not breach any confidentiality arrangements with its clients by disclosing that information or documentation to a third party.  Prior to receiving such information and documents, the Independent Auditor shall enter into a confidentiality agreement with CDTi in form and substance acceptable to CDTi. The Independent Auditor will be engaged at TKK’s cost to examine such records. If the audit report indicates that CDTi’s report is incorrect and the shortfall in the royalty payment in respect of any individual report exceeds five percent (5%) of the correct amount of the royalty payment, CDTi shall bear the cost of the Independent Auditor notwithstanding the above.

4.

CDTi shall not be deemed to transfer, sell, or assign any rights, title or interests in or to the New Technology by reason of the royalty payments described herein.

5.

The parties agree that information and materials made available to one another pursuant to this Addendum shall be considered Confidential Information (as defined in the New Shareholders Agreement), subject to the provisions of the New Shareholders Agreement, and shall not use such Confidential Information in any manner not specifically permitted under this Addendum.

[Signature Page Follows]

If you are in agreement with the above terms, please indicate your acceptance of the foregoing by signing in the space provided below.  Thank you.

Sincerely,

CATALYTIC SOLUTIONS, INC.

By: /s/ Christopher Harris

Christopher Harris,

Chief Executive Officer

ACCEPTED AND AGREED:

TANAKA HOLDINGS CO., LTD.

By: /s/ Koichiro Tanaka

Koichiro Tanaka,

Executive Senior Managing Director

TANAKA KIKINZOKU KOGYO K. K.

By: /s/ Koichiro Tanaka

Koichiro Tanaka,

Executive Senior Managing Director

TC CATALYST, INC.

By: /s/ Satoshi Ichiishi

Satoshi Ichiishi,

Representative Director and President